Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207427 on Form S-8 of our report dated June 17, 2016, relating to the financial statements and supplemental schedules of the HomeStreet, Inc. 401(k) Savings Plan appearing in this Annual Report on Form 11-K of the HomeStreet, Inc. 401(k) Savings Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
June 17, 2016